UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.         )

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Filed by a Party other than the Registrant [X ]
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[  ]     Preliminary Proxy Statement

[  ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
         14A-6(E)(2))

[  ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[X ]     Soliciting Material Pursuant to  240.14a-12


                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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[  ]     Fee paid previously with preliminary materials.

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

PRESS RELEASE RELEASED BY THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

Competitive Technologies, Inc.

Dec 4, 2006, -- The Committee to Restore Stockholder Value (Committee) announced the filing with the Securities Exchange Commission (SEC) of a Letter to Stockholders advising them that the Committee intends to file proxy materials and subsequently commence a proxy solicitation to replace the current Board of Directors of Competitive Technologies, Inc. (AMEX: CTT) based in Fairfield, CT.
                                            -----------

The Committee states that it is firmly committed to restoring CTT''s profitability and shareholder value, to the replacement of the Board of Directors, and to a return of a successful management team.

The filing includes an Urgent Message letter from the Committee, requesting that current stockholders not send in proxies to management of CTT, as well as information about the upcoming proxy solicitation. The letter advises that it is NOT a proxy solicitation and that stockholders are requested to not send in proxies at this time. The Message is signed by John B. Nano, CTT's former President and CEO, a member of the Committee and a Committee nominee for Director of CTT. He served as President and CEO of CTT from 2002 to 2005.

The Committee states that they are asking stockholders to refrain from voting any proxy sent by the current CTT management until they have the opportunity to consider the Committee's material. The Committee is not yet soliciting current stockholder's proxies, but does ask them to use the coupon attached to the Message to share their views and concerns about CTT.

The letter to stockholders discusses the out-of-control current situation, reflected by current mounting losses, conflicts dividing management and a plummeting stock price. In the Committee's opinion, Competitive Technologies' viability as a public company is being seriously threatened under current management, and during the tenure of, and because of actions by the current Board and management, 80% of CTT's stock market value has been destroyed. The Message points out that during Mr. Nano's tenure:

* Earnings rose $9.7 million over the three-year period
* The management team under Mr. Nano achieved three consecutive years' of significant profit improvements, reaching $5.7 million in fiscal 2005
* Record revenue and profit growth resulted in CTT being the fourteenth largest percentage gaining stock in 2004 as reported by The Wall Street Journal with an increase share price of 345%
* The success of Mr. Nano's management team was reflected in CTT stock prices of over $10 per share

After filing and clearance with the SEC, the Committee intends to mail to stockholders material soliciting their proxy to elect a slate of directors in opposition to the slate proposed by the existing management group. The Committee's proxy will describe what they believe are the failures of the current management. It will also describe the extensive qualification of their slate of candidates, whom they believe will return to CTT substantial experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee states that they are urgently asking for support of stockholders, advisors or brokers to restore CTT to profitability, to drive growth and to increase shareholder value.

More information on the filing and a complete copy of the letter and the coupon for shareholder response is available at the SEC website, http://www.sec.gov under CTT company filings.

CONTACT: The Committee to Restore Stockholder Value - John Derek Elwin III (561) 789-6449